ashurst

Settlement Agreement

Premier Wealth Management Inc.

and

Protrust Financial Services Group S.A.

22 October 2007

MJS\MDD\PRO33.00008

THIS AGREEMENT is made on 22 October 2007

BETWEEN:

(1) **PREMIER WEALTH MANAGEMENT INC.**, (formerly Tally-Ho Ventures, Inc.) a company incorporated under the laws of the State of Delaware with file number 3594839 and having its registered office at 3422 Old Capitol Trail Suite 584, Wilmington, New Castle 19808, Delaware, USA represented by a duly authorised signatory for the purpose of this Settlement Agreement (**"Premier"**); and

(2) **PROTRUST FINANCIAL SERVICES GROUP S.A.,** a company incorporated under the laws of the Canton of Ticino, Switzerland whose registered office is at Via Frasca 5, PO Box 5237, CH-6901, Lugano, Switzerland represented by a duly authorised signatory for the purpose of this Settlement Agreement (**"Protrust"**).

RECITALS:

(A) By a Share Purchase Agreement dated 4 August 2006, Premier purchased Protrust Private Clients SA (now known as Master Trust SA), a company formed under the laws of Switzerland with company number CH-514.3.008.409-1 (**"Master Trust"**) from Protrust for consideration consisting of US$2,000,000 in cash, a Promissory Note in the amount of US$3,000,000 (the **"Promissory Note"**) and 1,500,000 shares of restricted common stock of Premier (the **"Consideration Shares"**).

(B) By letter agreement dated 15 November 2006 (the **"Letter Agreement"**) the parties agreed a mechanism by which Premier would discharge its obligations under the Promissory Note. Premier acknowledges that it has not complied with the terms of the Letter Agreement.

(C) The Consideration Shares were subject to a Put Option Deed of the same date (the **"Put Option"**) whereby, at any point during 2007, Protrust was able to require Premier to purchase the Consideration Shares from Protrust at a fixed price per share.

(D) Under a share pledge agreement of the same date (the **"Pledge"**), any liabilities of Premier to Protrust under the Promissory Note and the Put Option were secured by a pledge over the shares of Master Finance Holdings SA, a *société anonyme* incorporated under the laws of Luxembourg. Under its terms, the Pledge was enforceable on default by Premier of its payment obligations which included a failure to pay any amount owed to Protrust under the Put Option which arose or was subsisting after 4 August 2007.

(E) On 12 July 2007, Protrust served a notice on Premier exercising its right to require Premier to purchase the Consideration Shares from Premier for US$3,000,000. By an email dated 22 August 2007, Premier informed Protrust that it was unable to fulfil its obligations under the Put Option and pay the amounts due, which constituted a default under the Pledge. In accordance with clause 11(c) of the Pledge, Protrust therefore enforced the Pledge by selling all of the pledged shares by public auction (the **"Auction"**) on 4 October 2007 for €100.

(F) As at the date of this Settlement Agreement Premier owes Protrust a total of US$5,079,859 comprising of (a) US$180,000 in respect of the expenses incurred by Protrust (including but not limited to legal expenses) in the enforcement of its rights under the Put Option, Promissory Note, Auction and the preparation and execution of this Settlement Agreement, (b) US$1,900,000 under the Promissory Note and (c) US$3,000,000 under the Put Option minus the €100 realised under the Auction.

(G) The parties have agreed the terms set out below in full and final settlement of the Debt.

THE PARTIES AGREE AS FOLLOWS:

1. **TERMS OF SETTLEMENT**

1.1 Each party agrees that the total debt owed to Protrust by Premier is US$5,079,858 (the **"Debt"**) (being US$180,000 in respect of expenses, US$1,900,000 under the Promissory Note and US$3,000,000 under the Put Option minus the €100 realised under the Auction);

1.2 Premier will pay to Protrust US$1,000,000 in cleared funds and in one or more instalments by telegraphic transfer on or before 9 November 2007;

1.3 Premier will pay to Protrust US$1,000,000 in cleared funds and in one or more instalments by telegraphic transfer on or before 30 November 2007 (the **"Second Payment"**);

1.4 Premier will pay to Protrust US$1,000,000 in cleared funds and in one or more instalments by telegraphic transfer on or before 31 December 2007 (the **"Third Payment"**);

1.5 The payments shall be paid into the account of the solicitors of Protrust:

Bank:	Natwest Bank
Branch:	15 Bishopsgate, London EC2P 2AP
Sort Code:	50 00 00
Account No.:	140/00/02778254
Account Name:	Ashurst US $ Client A/c
BIC Code:	NWBKGB2L
IBAN:	GB50NWBK60730102778254
Reference:	PRO33.00008/MDD

1.6 Premier and Protrust will issue via the usual media channels and any specified by Protrust, an agreed press release (the **"Press Release"**) on the date of this Settlement Agreement in the form attached at appendix 1 which details accurately the events leading to the Auction and provides clear and concise details of this subsequent Settlement Agreement. The Press Release is in addition to any formal regulatory filings that are required by Premier. The parties agree that the Press Release is true and accurate and Premier and Protrust agrees that neither it nor any of its directors, employees or agents will make any further statement, whether verbal, written or otherwise in respect of the events covered by the Press Release without the prior written consent of Protrust;

1.7 Premier undertakes to enter into a pledge in the form to be provided by Protrust (the **"Master Trust Pledge"**) within five days of receiving from Protrust an execution copy of such pledge, granting a first charge over all of the issued shares of Master Trust SA, to Protrust in order that any debt (other than in respect of the Third Payment) owed by Premier to Protrust may be settled by the forced sale of Master Trust or its assets which for the avoidance of doubt shall be enforceable in the event that Premier fails to fulfil any of its obligations under this clause 1 (excluding the Third Payment). Premier shall procure that the Master Trust Pledge is properly registered to allow for enforcement by Protrust and undertakes to take no action to de-register or otherwise make the Master Trust Pledge unenforceable without the prior written consent of Protrust. Protrust agrees to give such written consent and the Master Trust Pledge shall terminate upon the satisfaction of Premier's obligations under this clause 1 (excluding the Third Payment and in respect of any requests for documentation and/or information made by Protrust after the Second Payment under clause 1.9 below);

1.8 Premier will procure that upon the execution of this Settlement Agreement, Mr Jose Meleth transfers the share held by him in Master Finance Holdings SA to a party identified by Protrust for consideration of €1.

1.9 Premier further agrees, and will use best endeavours, to take such action and/or provide to Protrust such documentation or information in its possession in relation to Master Finance Holdings SA or its subsidiaries as Protrust requests;

1.10 Within two days of the execution of this Settlement Agreement Premier will procure that Master Trust pays the sum of SFr 90,000 to Protrust in final settlement of rent due for the period to April 2008;

1.11 Conditional upon the completion (to the satisfaction of Protrust) by Premier of steps 1.2 – 1.9 above, Protrust shall:

(a) transfer to Premier the Consideration Shares;

(b) release to Premier any bank points due after the completion (to the satisfaction of Protrust) by Premier of steps 1.2 – 1.10 above; and

(c) irrevocably waive all claims against Premier in respect of any breaches of the Promissory Note, the Put Option and the Letter Agreement.

1.12 For the avoidance of doubt, each party acknowledges that it has agreed to the terms of this Settlement Agreement in consideration of the waivers, payments and other terms offered by the other party.

1.13 For the avoidance of doubt, Protrust shall be entitled to commence proceedings to recover any balance of the Debt under this Settlement Agreement, the Put Option, the Promissory Note and/or the Letter Agreement if Premier fails to make any of the payments in accordance with clauses 1.2 – 1.4 above on and from the date such payment is due, or if it fails to carry out any of its other obligations under clause 1 above.

2. REPRESENTATIONS

Each of the parties represents and warrants to each of the other parties that:

2.1 This Settlement Agreement constitutes the legally valid binding and enforceable obligations of that party; and

2.2 The execution, delivery and performance of this Settlement Agreement and the transactions specified in it have been duly authorised by all necessary corporate action; and

2.3 Before signing this Settlement Agreement each party has received independent legal advice from a qualified lawyer as to the terms and effect of this Settlement Agreement.

3. WAIVER

3.1 A waiver of any term, provision or condition of this Settlement Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

3.2 No failure or delay on the part of any party in exercising any right, power or privilege under this Settlement Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4. NOTICES

4.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or air mail:

In the case of Premier to:
Premier Wealth Management Inc.,
1 Penn Plaza, Suite 2411
New York
NY 10119
USA

Fax: 001 212 714 1835
Attention: Francis Elenio

With copies to:
Hodgson Ross LLP
1540 Broadway
24th Floor
New York
New York 10036

Fax: (212) 972-1672
Attention: Ronald Levy, Esq.

In the case of Protrust to:
Protrust Financial Services Group SA
Via Frasca 5
PO Box 5237
CH-C901
Lugano
Switzerland

Fax: +41 91 973 6060
Attention: Alex Bell

With copies to:
Ashurst
Broadwalk House,
5 Appold Street,
London EC2A 2HA
United Kingdom

Fax: +44 (0)20 7638 1112
Attention: Matthew Cole

And shall be deemed to have been duly given or made as follows:

(a) if personally delivered, upon delivery at the address of the relevant party;

(b) if sent by air mail, two Business Days after the date of posting; and

(c) if sent by fax, when transmitted,

and in providing service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked for air mail, addressed and placed in the post and, in the case of a fax transmission, that such fax was duly transmitted to the fax number referred to above.

4.2 A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 4.1 provided that such notification shall only be effective:

(a) on the date specified in the notification as the date on which the change is to take place; or

(b) if not date is specified or the date specified is less than five business days after the date on which notice is given, the date falling five business days after notice of ay such change has been given.

5. **LAW AND JURISDICTION**

This Settlement Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales for the purpose of hearing and determining any dispute arising out of this Settlement Agreement.

6. **AGENT FOR SERVICE**

Without prejudice to any other permitted mode of service the parties agree that service of any claim forms, notice or other document (**"Documents"**) for the purpose of any proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the cast of:

(a) Protrust to Ashurst, Broadwalk House, 5 Appold Street, London EC2A 2HA (marked for the attention of Matthew Cole); or

(b) Premier to Lane & Partners LLP, 15 Bloomsbury Square, London WC1A 2LS, United Kingdom (marked for the attention of Nick Sayers).

Signed by)
for and on behalf of:)
PREMIER WEALTH MANAGEMENT INC.)

Signed by)
for and on behalf of:)
PROTRUST FINANCIAL SERVICES GROUP S.A.)

APPENDIX 1

Press Release

PREMIER WEALTH MANAGEMENT COMPLETES SETTLEMENT WITH PROTRUST FINANCIAL SERVICES

CYPRUS – (BUSINESS WIRE) – October 22, 2007 – Premier Wealth Management, Inc. (OTCBB:PWMG), formerly known as Tally-Ho Ventures, Inc., today announced that the Company has completed a Settlement Agreement with Protrust Financial Services ("Protrust").

On August 4, 2007, Premier acquired Protrust Private Clients SA (now known as Master Trust) from Protrust for total consideration of $2 million in cash; a promissory note in the amount of $3 million; and 1.5 million shares of Premier's restricted common stock together with a Put Option on this stock at $2.00 per share.

On November 15, 2006, Premier and Protrust signed a letter agreement providing for the mechanism by which Premier would pay the promissory note, however, Premier acknowledges that it has not complied with the terms of the letter agreement. In addition, the 1.5 million shares were subject to a Put Option Deed, whereby, at any point in 2007, Protrust was able to require Premier to purchase the shares from Protrust at a fixed price of US$2.00 per share. Further, under an associated Share Pledge Agreement, any liabilities of Premier to Protrust under the promissory note and put option were secured by a pledge over 100% of the shares of Master Finance Holdings SA. Under its terms, the Pledge was enforceable on default by Premier of its payment obligations, which included a failure to pay any amount owed to Protrust under the put option which arose or was subsisting after August 4, 2007.

On July 12, 2007, Protrust served a notice to Premier exercising its right to require Premier to purchase the 1.5 million shares for $3 million. However, Premier notified Protrust that it was unable to fulfil this obligation. Consequently, Protrust enforced the pledge by selling all of the pledged shares in Master Finance by public auction on October 4, 2007 for €100. At the date of the Settlement Agreement, Premier owed Protrust a total of $5,079,859 comprised of $180,000 for expenses incurred by Protrust in the enforcement of its rights under the put option, promissory note, auction and preparation and execution of the Settlement Agreement; $1.9 million under the promissory note; and $3 million under the put option minus the €100 realized at auction.

In accordance with the Settlement Agreement, dated October 22, 2007, Premier has agreed to pay Protrust $1 million on or before November 9, 2007; $1 million on or before November 30, 2007; and $1 million on or before December 31, 2007. In addition, Premier is obliged to enter into a pledge within five days of receiving from Protrust the form of such pledge, granting a first charge over the shares of Master Trust to Protrust, in order that Protrust can force the sale of Master Trust in the event that Premier fails to fulfil any of its obligations under the Settlement Agreement (other than the final $1 million payment) and apply any proceeds against the outstanding monies owed to Protrust.

Nigel Gregg CEO of Premier stated that he is "glad a settlement with Protrust has been agreed, we are now in a position to concentrate all resources on immediate cash generating opportunities". The forced sale of Master Finance precipitated a position that had been previously agreed by the Board to dispose of Master Finance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current

expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Daniel Conway, Chief Strategist, 407-585-1080 or via email at PWMG@efcg.net